As filed with the Securities and Exchange Commission on August 9, 2006
Registration No. ___- ________

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCOUT EXPLORATION, INC.
(Name of small business issuer in its charter)

NEVADA	1000	98-0504670
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3550 Quesnel Drive
Vancouver, B.C., Canada V6L 2W6
(604) 738-9442
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kathleen Scalzo
President, Treasurer and Director
Scout Exploration, Inc.
3550 Quesnel Drive
Vancouver, B.C., Canada V6L 2W6
(604) 738-9442
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Thomas E. Stepp, Jr.
Stepp Law Group, a professional corporation
32 Executive Park, Suite 105, Irvine, California 92614
Tel: (949) 660-9700 Fax: (949) 660-9010

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities	Amount to be Registered	Proposed Maximum Offering Price per share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,700,000	$0.05	$85,000	$9.10

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

ii

Subject to completion.

Prospectus

Scout Exploration, Inc.
1,700,000 Shares
Common Stock

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.

Our common stock is presently not traded on any market or securities exchange.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” beginning on page 5.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price based upon the price of the last sale of our securities to investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed judgment upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2006.

Summary

Prospective investors are urged to read this prospectus in its entirety.

We are engaged in the business of mineral exploration on our sole mineral property, the Wheaten River property in Canada’s Yukon Territory. We have acquired 100% working interest in 9 land claims from Iscis Holdings Ltd. and we plan to explore that property.

Our objective is to conduct mineral exploration activities on the property in order to assess whether it does possess economic reserves of gold, silver and other ores. We have not yet identified any economic mineralization on the property. We have a proposed exploration and prospecting program to search for valuable mineral deposits on our properties and intend to initiate such program in the next three months.

We were incorporated in the State of Nevada on February 1, 1999 as “Virtual Curricula Corp.”  On April 10, 2006, we changed our name to “Scout Exploration, Inc.”  We were originally engaged in the business of developing interactive educational products for children, adults, business people and new language learners.  On March 4, 2006, we abandoned that business to pursue the business of mineral exploration.

Our principal executive office is located at 3550 Quesnel Drive, Vancouver, B.C., Canada V6L 2W6. Our phone number is (604) 738-9442.

The Offering

Securities Being Offered	Up to 1,700,000 shares of common stock
Offering Price

The selling shareholders will sell our stock at $0.05 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. This offering price was determined based upon the price of the last sale of our securities to our investors.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus
Securities Issued and to be Issued	5,900,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All the common stock sold under this prospectus will be sold by existing shareholders.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the share holders.

Summary Financial Information

The summarized financial data presented below is derived from and should be read in conjunction with our unaudited June 30, 2006 financial statements and our audited September 30, 2005 financial statements, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Management's Discussion and Analysis or Plan of Operations” in this prospectus.

	For nine months ended June 30, 2006 (unaudited)	For year ended September 30, 2005 (audited)	From February 1, 1999 (Date of Inception) to June 30, 2006 (unaudited)
Revenue	$Nil	$Nil	$Nil
Net Loss for the Period	($25,208)	($10,776)	($85,032)
Basic Loss Per Share	($0.00)	($0.003)
	As at June 30, 2006	As at September 30, 2005
Cash	$63,813	$1,776
Total Assets	$63,813	$1,776
Current Liabilities	$26,745	$24,500
Total Liabilities	$26,745	$24,500
Accumulated Deficit	($85,032)	($59,824)
Total Stockholders' Equity	$37,068	($22,724)

Risk Factors

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

If we do not obtain additional financing, our business will fail.

We have never generated revenue from mining operations and may not in the future. Our net loss since inception to June 30, 2006 is $85,032. The auditors’ report in our financial statements as at September 30, 2005 and 2004 includes an explanatory paragraph that states that we have no established source of revenue and are dependent on our ability to raise capital to sustain operations, factors which raise substantial doubt about our ability to continue as a going concern. We expect to continue to incur additional losses in the foreseeable future, and we may never become profitable. Our business plan calls for significant expenses related to exploration of our mineral claims before profitable business operations can commence. While we do have sufficient funds to conduct initial exploration on our land, we will require additional financing in order to continue operating. Even after completing all proposed exploration, we may not realize a profit.

Our ability to become and maintain profitability and generate a positive cash flow, during and after these phases, is dependant upon several key factors including our ability to locate and mine profitable mineral properties, our ability to generate revenues and our ability to reduce exploration costs at all stages of work in progress. We cannot guarantee that we will be successful generating revenues in the future. Failure to generate revenues will cause us to go out of business.

Having only recently entered the mining business, we face a high risk of business failure and this could result in a complete loss of your investment.

We have not yet commenced exploration of our mineral claims and we have no way to evaluate the likelihood that we will operate our business successfully in the future. We recently entered the mining business and since entering such business have been primarily involved in organizational activities and evaluation of project resources. As of the date of this prospectus we have not earned any revenues. Potential investors should be aware of the difficulties normally encountered in connection with new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unusual or unexpected rock formations that make mineral extraction more difficult and expensive, weather conditions and natural disasters that prevent exploration, and the inability to obtain suitable or adequate machinery and equipment or geological expertise.

We have no history upon which to base any assumption as to the likelihood that our business will prove successful. As a result of this we can provide little or no assurance to investors that we will generate any revenues or ever achieve profitable operations. If we are unsuccessful in addressing the above outlined risks, our business will likely fail.

Due to the speculative nature of exploration of mining properties, there is a substantial risk that our business will fail.

As a business, the search for valuable minerals is extremely risky. As of the date of this prospectus we have not yet initated the exploration of our land and thus there is no method of evaluation of the likelihood of establishing commercially exploitable mineral reserves. We may not find commercially valuable reserves on our land. If this is the case, funds that we spent on exploration will be lost. As well, problems such as unexpected or unusual formations and other conditions that may be encountered in mineral exploration often result in unsuccessful efforts. In such a case, we may not be able to complete our business plan.

We expect to incur operating losses for the foreseeable future, without financing our business will fail.

We have never earned revenues and never been profitable. Before we have completed exploration of our property, we anticipate that we will incur increased expenses with no revenue. We therefore expect to realize large losses into the foreseeable future. If we are not able to generate financing or achieve revenues, our business will fail and you will lose your investment.

Due to the inherent dangers of mineral exploration, there is a risk that we may incur liability or damages as we conduct business.

There are many hazards involved in the exploration of valuable minerals. As a result we may become subject to liability for such hazards, including cave-ins, pollution and other hazards against which we cannot or have elected not to insure ourselves. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your investment.

Even if we do discover valuable commercial reserves of precious metals on our property, we can not guarantee that we will be able to advance these reserves into commercial production.

If our exploration programs are successful in establishing that our property does contain commercial grade and tonnage of valuable metals, we will require additional funding in order to commence commercial production. We may not be able to obtain such financing.

We may be subject to burdensome government regulations or other legal uncertainties; this could negatively affect our business.

Under Canadian mining law there are several regulations in place that restrict and regulate mineral property development and exploration. The laws include but are not limited to, requirement of work permits, the posting of bonds and the performance of remediation work for any physical disturbance to the land. These costs are expected to be incurred at least modestly in the future.

In addition, if the legal and regulatory environment pertaining to mineral exploration changes this could affect our costs of doing business. These new laws, coupled with existing ones, may increase our cost of doing business with the result that our financial condition and operating results may be harmed.

Adverse weather conditions may arise and delay or restrict exploration or mining efforts.

Access to our property may be limited at certain times of the year due to adverse weather conditions. While summers are warm, winter temperatures are harsh and cold. Our claim area is also known to receive deep snow accumulation. While these weather patterns are expected they are not totally predictable and this could negatively affect our operations.

Because our officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Our president, Kathleen Scalzo, and secretary, Jason Walsh, have business interests concurrent with Scout Exploration and hence cannot devote 100% of their time to this business venture. While they currently have adequate time to attend to our interests, it is possible that other obligations could arise in the future. As a result they may no longer have sufficient time to devote to the management of our business in the future.

Currently there is no active market for our common stock and if a market for our common stock does not develop, shareholders maybe unable to sell their shares.

As of the time of this prospectus there is no market for our common stock and in the future such a market may not develop or be sustained. We plan to apply for listing of our common stock on the National Association of Securities Dealers Over the Counter (OTC) Bulletin Board upon the effectiveness of the registration statement. If our stock is not listed on the OTC Bulletin Board or if a public market for our common stock does not develop, it will be difficult for shareholders to sell their stock. In such a case, shareholders may lose some, or all of their investment. If we establish a trading market for our common stock, the market price of our stock may be significantly affected by factors such as fluctuations in our operational results, general market conditions and other factors. Furthermore, the stock market itself may experience fluctuations in price and volume that can affect the market prices for the shares of developmental stage companies, which may affect the market price of our common stock.

Our stock is regarded as “penny stock” which may limit a shareholder’s ability to buy or sell our stock.

Under the Securities Exchange Act of 1934 our stock is defined as “penny stock” and is expected to remain so for the foreseeable future. Penny stock is defined as common stock that has a market price of less than $5.00 per share and is subject to certain rules and regulations. These penny stock restrictions on broker-dealers make it difficult to sell the stock in a secondary market, thus limiting investment liquidity. Any broker-dealer engaged by the purchaser for the purpose of selling their stock in our company will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Some broker-dealers will refuse to attempt to sell penny stock rather than complying with these rules.

A more detailed discussion of penny stock and its related broker-dealer restrictions can be found in the ‘Plan of Distribution’ section of this prospectus.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold, silver and lead, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. You can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Our actual results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any future performance suggested herein.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders. We will however incur all costs associated with this registration statement and prospectus.

Determination of Offering Price

The selling shareholders will sell our shares at $0.05 per share until such time that our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.05 per share was arbitrarily determined based upon the price of our most recent private offering of our securities to investors, which was $0.05 per unit.  In that private offering, each “unit” consisted of one share of our common stock and one warrant to purchase an additional share of our common stock for $0.15 prior to March 31, 2007.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Security Holders

The selling shareholders in this prospectus are offering all of the 1,700,000 shares of common stock in this prospectus. All shares were acquired from us in private placements in January to March, 2006, that were exempt from the registration under the Securities Act pursuant to Regulation S of the Securities Act.

In those private placements, we offered and sold 1,700,000 units to the 8 selling shareholders listed below. Each “unit” consisted of one share of our common stock and one warrant to purchase an additional share of our common stock for $0.15 prior to March 31, 2007. The units were issued at a price of $0.05 per unit and the total amount received was $85,000.

The following table outlines, as of the date of this prospectus, information regarding the beneficial ownership of our common stock by each of the selling shareholders, including:

  The number of shares owned by each selling shareholder prior to this offering;
  The total number of shares that are to be offered by each selling shareholder;
  The total number of shares that will be owned by each selling shareholder upon completion of this offering; and
  The percentage owned by each selling shareholder upon completion of this offering.

Name of Selling Shareholder	Shares Owned Prior to This Offering	Number of Shares Offered for Sale	Total Shares to be Owned Upon Completion of This Offering	Percent Owned Upon Completion of This Offering
Celltech Professional Services Ltd.	400,000 (2)	200,000	200,000 (3)	3.39%
667981 BC Ltd.	200,000 (2)	100,000	100,000 (3)	1.69%
Heath T. Ellingham	200,000 (2)	100,000	100,000 (3)	1.69%
Kassel Enterprises Inc.	800,000 (2)	400,000	400,000 (3)	6.78%
Mark Hague	400,000 (2)	200,000	200,000 (3)	3.39%
Shane Ivancoe(1)	800,000 (2)	400,000	400,000 (3)	6.78%
James Pettit	200,000 (2)	100,000	100,000 (3)	1.69%
D.A. Houston & Associates	400,000 (2)	200,000	200,000 (3)	3.39%
Total	3,400,000 (2)	1,700,000	1,700,000 (3)	28.81%

1 Shane Ivancoe is one of our Directors.

2 Includes the shares registered hereunder and an equal number of warrants to purchase an additional share of our common stock for $0.15 exercisable within 60 days of the date of this prospectus.

3 This figure is solely comprised of warrants to purchase additional shares of our common stock for $0.15 exercisable within 60 days of the date of this prospectus and assumes all of the shares of common stock offered are sold.

Except as indicated above, each of the above shareholders beneficially owns and has sole voting and investment over all shares or rights to the shares registered in his or her name. The numbers in this table assume that none of the selling shareholders sells additional shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages based upon 5,900,000 outstanding shares of common stock on the date of this prospectus. Furthermore, none of the selling shareholders:

  Has had a material relationship with us other than as a shareholder, with the exceptions of the above noted;
  Has ever been one of our officers or directors; or
  Is a broker-dealer or affiliate of a broker-dealer.

Plan of Distribution

The selling shareholders will act independently of Scout Exploration, Inc and hence be able to sell their shares at their discretion with regard to timing, manner and size of sales. These shareholders will sell our shares at $0.05 per share until our shares have been quoted on the OTC Bulletin Board. Thereafter, the sales price offered by the selling shareholders may be:

  Prevailing market price at the time of sale;
  A related price to such prevailing market price; or
  A price privately determined by the shareholder and purchaser.

Our initial offering price of $0.05 per share was arbitrarily determined based upon the last sales of our most recent private offerings of common stock to investors, which was $0.05 per share. We are bearing all costs relating to the registration of the common stock.

The shares may be sold by means of one or more of the following methods:

  A block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;
  Ordinary broker transactions where the broker solicits purchases;
  Through options, swaps or derivatives;
  In transactions to cover short sales; or
  In privately arranged transactions.

When selling their shares, shareholders may sell directly to the purchasers, use brokers, dealers, underwriters or agents. When they are engaged, broker-dealers may arrange for other broker-dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

If our selling shareholders enter into arrangements with brokers or dealers, as described above or in any other manner, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters. Regardless of the manner of sale, all shares will be sold in compliance with the Securities and Exchange Commission’s Rule 144.

As our stock is classified as penny stock, there are rules that regulate broker-dealer practices regarding their transactions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from these rules, to deliver a standardized risk disclosure document prepared by the Commission that:

  Contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
  Contains a brief, clear, narrative description of a dealer market, including ‘bid’ and ‘ask’ prices for penny stocks and the significance of the spread between the bid and ask price;
  Contains a toll-free telephone number for inquiries on disciplinary actions;
  Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
  Contains such other information as in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

Moreover, prior to effecting any transaction in a penny stock, the broker-dealer must provide the customer with:

  Bid and offer quotations for the penny stock;
  Details of the compensation of the broker-dealer and its salesperson in the transaction;
  The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
  Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Legal Proceedings

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth certain information regarding our executive officers and directors as of August 9, 2006:

NAME OF DIRECTOR	AGE	TERM SERVED	POSITIONS WITH COMPANY
Kathleen Scalzo	57	Since formation	President, Treasurer and Director
Jason Walsh	35	Since March 3, 2006	Secretary
Shane Ivancoe	52	Since March 3, 2006	Director

All our directors hold office until the next annual meeting of our stockholders or until their successors are elected and qualified.  Executive officers hold offices until their successors are elected and qualified, subject to earlier removal by the Board of Directors.

Set forth below is a biographical description of each director and executive officer based upon information supplied by them:

Biographical Information

Kathleen Scalzo was our sole officer and director until March 3, 2006 and she is currently our President, Treasurer and a Director.  From 1982 to the present, Ms. Scalzo has managed K. Scalzo & Associates Ltd., a management consulting company serving the health services industry.  She received a bachelors degree in occupational therapy from University of Washington in 1972 and a masters degree in organizational development from Pepperdine University in 1993.

Jason Walsh has served as our Secretary since March 3, 2006.  Since April 15, 2003, he has also served as the President and a Director of Thelon Ventures Ltd (TSX Venture: THV).  He has also served as an officer of International Ranger Corp. (Pink Sheets: IRNG) since February 19, 2006.  From October 1997 to April 2003, he served as a registered representative with Global Securities in Vancouver, B.C.

Shane Ivancoe has served as our Director since March 3, 2006.  For over the past five years, he has also served as a self-employed corporate consultant.  From 1976 to 1995, he served as the president of Galway Holdings, a food importer and exporter based in Vancouver, B.C.

Significant Employees

We have no significant employees other than the officers and directors described above.

Committees of the Board of Directors  We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our Board of Directors, stock plan committee or any other committees.

Audit Committee Financial Expert  We have no financial expert on our Board of Directors. We believe the cost related to retaining a financial expert at this time is prohibitive.

Security Ownership of Certain
Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding stock as of the date of this prospectus, and by the officers and directors, individually or as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
$0.001 Par Value Common Stock	Kathleen Scalzo President, Treasurer and Director c/o Scout Exploration 3550 Quesnel Drive, Vancouver, B.C., Canada V6L 2W6	370,000	6.27%
$0.001 Par Value Common Stock	Shane Ivancoe Director c/o Scout Exploration 3550 Quesnel Drive, Vancouver, B.C., Canada V6L 2W6	800,000 (2)	13.56%
$0.001 Par Value Common Stock	Jason Walsh Secretary c/o Scout Exploration 3550 Quesnel Drive, Vancouver, B.C., Canada V6L 2W6	185,000	3.14%
$0.001 Par Value Common Stock	All officers and directors as a group	1,355,000	22.97%
$0.001 Par Value Common Stock	Kassel Enterprises Inc. 876 Fredrick Dr North Vancouver, B.C. Canada V7K 2Y3	800,000 (2)	13.56%
$0.001 Par Value Common Stock	Iscis Holdings Ltd. 102-9323 Gallant Ave., North Vancouver, B.C., Canada V7G 2C1 (1)	680,000	11.53%
$0.001 Par Value Common Stock	Celltech Professional Services Ltd. 704 Wellington Dr North Vancouver, B.C. Canada V7K 1K7	400,000 (3)	6.78%

$0.001 Par Value Common Stock	Mark Hague 299-1917 4th Ave Vancouver, B.C. Canada V6J 1N7	400,000 (3)	6.78%
$0.001 Par Value Common Stock	D.A. Houston & Associates 4254 Golf Drive North Vancouver, B.C. Canada V7G 2A1	400,000 (3)	6.78%
1 Iscis Holdings Ltd. is owned by Ivan Walsh, the brother of our secretary, Jason Walsh.  Of the 680,000 shares, 500,000 are owned by Iscis Holdings Ltd. and 180,000 are owned by Ivan Walsh in his individual capacity.

2 Comprised of 400,000 shares of our common stock and an equal number of warrants to purchase an additional share of our common stock for $0.15 exercisable within 60 days of the date of this prospectus.

3 Comprised of 200,000 shares of our common stock and an equal number of warrants to purchase an additional share of our common stock for $0.15 exercisable within 60 days of the date of this prospectus.

The percentage of class is based upon 5,900,000 shares of common stock and no shares of preferred stock issued and outstanding as of the date of this prospectus.

Description of Securities

General

The aggregate number of shares that our corporation shall have authority to issue shall consist of 50,000,000 shares of common stock having a par value of $0.001, and 1,000,000 shares of preferred stock having a par value of $0.01.

Common Stock

As of August 9, 2006, there were 5,900,000 shares of our common stock issued and outstanding held by 47 shareholders of record. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of one-third of the outstanding shares entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our shareholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of August 9, 2006, there were no shares of our preferred stock issued and outstanding. Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the rights, qualifications, designations, preferences, limitations and terms of the shares of any series of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

As of the date of this prospectus, we have 1,700,000 warrants outstanding, each allowing the holder to purchase one share of our common stock for $.15 prior to March 31, 2007.

Options

As of the date of this prospectus, we have not issued and do not have outstanding any options to purchase shares of our common stock. We may, however, grant such options or establish stock option plans in the future.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into our shares of common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Experts

The financial statements for the years ended September 30, 2005 and 2004 included in this prospectus and registration statement have been audited by MacKay LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

The geological report for our property was prepared by W. Timmins, P.Eng., for Iscis Holdings (the former owner of the property) and is included in reliance upon such report given upon the authority of Mr. Timmins as a Professional Engineer.

Our acting transfer agent for stock transactions is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, N.J.  07716, Phone: 732-872-2727, Fax: 732-872-2728.

Interests of Named Experts and Counsel

None of the experts or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Disclosure of Commission Position of Indemnification
For Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Description of Business

Business Development

We were incorporated in the State of Nevada on February 1, 1999 as “Virtual Curricula Corp.”  On April 10, 2006, we changed our name to “Scout Exploration, Inc.”  We were originally engaged in the business of developing interactive educational products for children, adults, business people and new language learners.  On March 4, 2006, we abandoned that business to pursue the business of mineral exploration.

On March 4, 2006, we entered into a mineral property purchase agreement with Iscis Holdings Ltd., whereby they sold to us 100% right, title and interest in the mineral title “AAV 1-9 Claims” (also known as the Wheaton River Property) in the Whitehorse Mining District of the Yukon Territory.  We plan to explore that property for minerals.  Our objective is to conduct mineral exploration activities on the property in order to assess whether it does possess economic reserves of gold, silver and other ores. We have not yet identified any economic mineralization on the property. We have a proposed exploration and prospecting program to search for valuable mineral deposits on our properties and intend to initiate such program in the next three months.

Our principal executive office is located at 3550 Quesnel Drive, Vancouver, B.C., Canada V6L 2W6. Our phone number is (604) 738-9442.

Wheaten River Property Agreement

On March 4, 2006, we entered into a mineral property purchase agreement with Iscis Holdings Ltd., whereby they sold to us 100% right, title and interest in the mineral title “AAV 1-9 Claims” in the Whitehorse Mining District of the Yukon Territory. The initial purchase price of $5,000 was remitted to Iscis Holdings Ltd. and we also issued them 500,000 shares of our common stock.  We owe Iscis Holdings Ltd. an additional $20,000 on or before September 30, 2006.  Iscis retains an ongoing 3% net smelter return or royalty, however, we have the option to acquire up to 2% of the 3% net smelter royalty from Iscis at the price of $100,000 per each 0.1% acquired.

Location, Infrastructure and Access

The Wheaton River claims cover a broad northwest trending ridge south of Pugh Peak (referred to locally as "Gold Hill"), extending from the Wheaton River to Hodnett Lakes in the Yukon Territory.  The property lies 24 miles south of Whitehorse at geographical coordinates 60 16'N latitude, 135 06'W longitude.

The Alaska and Klondike Highways, and the Wheaton River-Mount Skukum all-season gravel road provide access to the area.  A four-wheel drive road follows Thompson Creek from the Wheaton Road to the property.  Presently access to the claims is on foot or by helicopter because the road is closed by a slide. The claims are linked by a secondary road with the Mt. Skukum gold mill approximately 12 miles away, although a minor amount of new road construction would shorten the distance appreciably.

The town of Whitehorse, Yukon Territory’s capital city has an experienced work force that is familiar with mining and all aspects of mineral development.  The Mount Skukum mill is a modern 500 ton per day gold silver production facility. The mill is currently idle.

Physiology, Climate and Vegetation

The Wheaton River district lies in the Boundary Ranges of the Coast Mountains, a rolling uplands area featuring prominent peaks and steep-walled stream and river valleys.  Glacial action has modified major river valleys to deep U-shaped drainages with terrace and outwash deposits.  Topographically, the area becomes progressively more severe to the southwest, culminating in 8,200 foot mountains and ice fields at the headwaters of the Wheaton and Watson Rivers.

A maximum elevation of 6000 feet is reached on the Wheaton River claims while the lowest lying feature is Wheaton River at 2900 feet. The claims cover a northwest-trending ridge extending from the Wheaton River to Hodnett Lakes.  Outcrop is common on steep slopes descending from the rounded ridge top. The effects of local alpine glaciation are evident on the northern side of Pugh Peak, where cirques and tarns are present.

Southwestern Yukon has a dry sub-arctic climate, locally modified by the Pacific Ocean.  Summer temperatures average 54oF and annual precipitation totals 160inches.  The exploration season lasts from May until October.

Vegetation in the upland consists of dwarf grasses, moss and lichen.  Timber is restricted to the main valleys at elevations below 4,000 feet.

Claim Detail

The Wheaton River claims are located in the Whitehorse Mining District of Yukon Territory.  The property consists of 9 claims as detailed below.

Claim Name	Grant Numbers	Current Expiry Date
AAV 1-9	YC 19166 - 174	August 19, 2007

We recently paid in advance the claims fees associated with the Wheaton River claims due August 19, 2006.

History of Exploration

The Wheaton River/Lake Bennett district was first explored by prospectors traveling along the major lakes and rivers of southwestern Yukon in the early 1890's.  The original claims recorded in the district were those of prospectors Corwin and Rickman who, in 1893, located antimony showings on Carbon Hill and gold-silver bearing quartz veins at an undisclosed site.

The Klondike Gold Rush brought a great influx of people to the Yukon, many of whom crossed Lake Bennett en route to Dawson City.  Some of these individuals strayed into the Wheaton Valley, locating claims in the Schnabel Creek drainage in 1903.

More intensive exploration began in 1906 after the discovery of free gold and gold-silver tellurides on Gold Hill by D. Hodnett and J. Stagar, and the rediscovery of the Corwin-Rickman antimony-silver showings on Carbon and Chieftain Hills.  Wagon roads were built along the Wheaton River,

Thompson Creek and Stevens Creek to provide access to Mount Anderson.  Limited mining of high grade gold and silver bearing ore occurred on the Gold Reef vein at the northeastern end of Gold Hill and on the Becker-Cochran (Whirlwind) property on the west face of Mount Anderson.  Adits and shafts on Mount Stevens and Wheaton Mountain were probably exploratory; no record of ore production exists.  The Tally-Ho Mine on Tally-Ho Mountain was the most significant operation during the early years of activity in the area.

On Montana Mountain, Colonel Conrad and associates developed several gold and silver bearing quartz veins on the slope above Windy Arm, Tagish Lake.  A small mill on the shore of Windy Arm processed ore extracted from the Venus, Montana and Big Thing quartz veins between 1906 and 1920.

From the mid-1920's to the late 1960's, little exploration of significance took place.  By 1970's, many of the old showings were restaked as an increase in the value of base and precious metals rekindled the interest of prospectors and mining companies in the area.  The Venus and Arctic mines operated on Montana Mountain between 1969-1971. The Venus Mine was again rehabilitated during 1980-1981 and a new mill was installed at the southern end of Windy Arm.

The discovery and development of the Mount Skukum Mine, coupled with a dramatic rise in the price of gold and silver caused a methodical staking rush in the Wheaton Valley-Bennett Lake district in the 1980's. The area has developed into a mining camp and exploration and development work has continued at the Goodell and Omni properties

On the area covered by the Wheaton River claims, recent exploration started in 1984-1985 when Wheaton River Joint Venture performed prospecting, grid development, mapping, geochemical and geophysical surveys, and bulldozer trenching and road building.  Mineralized quartz veins and stockworks were discovered in several locations along the 5 kilometre long ridge.

During 1987 and 1988 Ranger Pacific Minerals Ltd. and others performed additional geochemical and geophysical survey work, and blast trenching to better define target zones previously identified and to further explore the property.

During the period 1991 to 2000 exploration work done by the owners has included bulldozer trenching, road construction, geological mapping and prospecting. Exploration and development costs incurred to date on the Wheaton River property have a replacement value exceeding $400,000 with some $200,000 being expended since 1996.

Regional Geology

The Wheaton River/Bennett Lake district overlies the boundary between two terrains:  (1) the Whitehorse Trough consisting of Mesozoic and Paleozoic folded metavolcanic and metasedimentary rocks, and (2) crystalline rocks of the Coast Plutonic Complex and Yukon Crystalline Terrane, consisting of metasedimentary rocks of the Late Precambrian or Paleozoic Yukon Group intruded by Mid-Cretaceous granite or granodiorite plutons.  Both terrains are intruded and overlain by Early Tertiary volcanic rocks of the Skukum Group.

The Whitehorse Trough features a complex assemblage of deformed volcanic and sedimentary rocks consisting of the Triassic Lewes River Group, the Lower Jurassic Laberge Group and the Jurassic Tantalus Group.  The Lewes River Group consists of andesite, basalt and pyroclastic flows, and foliated marine sedimentary rocks.  A narrow but continuous unit of limestone, limestone breccia and quartzite has been traced in a northwesterly direction from the west side of Mount Stevens across

Tally-Ho Mountain and Gold Hill to the Hodnett Lakes. Interbedded schists occur with the limestone and volcanic rocks of the Lewes River Group.  A narrow band of Tantalus Group conglomerates and Laberge Group siltstones outcrops on Folle Mountain and Idaho Hill; however, rocks of these groups primarily outcrop north and east of the Wheaton River/Bennett Lake district.

Cretaceous granitic rocks of the Coast Plutonic Complex are the most common in the district; typically, they consist of fresh quartz monzonite, granodiorite or quartz diorite.  Pendants and masses of Yukon Group quartz-mica schist, gneisses and crystalline limestone occur in the granitic intrusives. The Yukon Group is of Early Paleozoic and Late Precambrian age.

A younger series of andesite and rhyolite flows, tuffs and agglomerates, mapped as the Tertiary Mount Skukum Group, intrude and overlie granitic rocks forming volcanic complexes at Mount Skukum and Mount Macauley.  Also, Skukum Group rhyolite and granite porphyry dykes and plugs intrude Lewes River Group rocks and Cretaceous granodiorites throughout the Wheaton River area.  Distribution of these Eocene rocks is shown regionally on Figure 4.

Mesozoic and Paleozoic sedimentary and volcanic rocks of the Whitehorse Trough Terrane are deformed and generally metamorphosed to at least lower green schist facies.  These units trend north to northwest and are internally complex.

Structurally, the area features major faults, primarily along river valleys, associated with movement in the Coast Plutonic Complex and with Early Tertiary volcanism at Mount Skukum, Mount Macauley and Montana Mountain.  The Skukum Group volcanic rocks are equivalent to the Sloko Group of northern British Columbia and the Mount Nansen Group of central Yukon.  Late stage features of Skukum Group volcanism include dacite, rhyolite and granite porphyry dykes, emplaced in fracture and fault zones around the volcanic complexes, and quartz or quartz carbonate veining with significant precious and base metal mineralization.

Property Geology

The area covered by the AAV 1-9 claims is primarily underlain by Cretaceous granodiorite of the Coast Plutonic Complex and a northwesterly trending belt of Triassic Lewes River Group metasedimentary and metavolcanic rocks.  Dykes and plugs of Early Tertiary Skukum Group volcanic rocks intrude the Mesozoic and Paleozoic rocks.

Porphyry dykes and fracture systems associated with the volcanic center at Mt. Skukum pass through the claim area.

The oldest rocks occurring on the AAV 1-9 claims are limestone, limestone breccia, quartzite, schist, greywacke and argillite, overlain and possibly interbedded with andesitic and basaltic flow rocks, breccias and tuff, collectively known as the Lewes River Group.  The limestone unit is generally less than 300 feet wide and is locally deformed by cross-faulting and felsic dykes.  Low grade regional metamorphism and deformation of the Lewes River Group has left a widespread schistosity and brittle fracture in the rock.

Mid-Cretaceous plutonic rocks of the Coast Range Complex intrude the older stratified units and consist of equigranular biotite-hornblende granodiorite, with occasional granitic, aplitic, gneissic and pegmatitic phases. Triassic sedimentary rocks were probably silicified and metamorphosed during the intrusive events.

Early Tertiary Skukum Group rhyolite, trachyte and andesite plugs and dykes have intruded the Lewes River Group and the granodiorite along a fracture system crossing the Gold Hill area in a north to northwesterly trend.  These felsic volcanic rocks were accompanied by hydrothermal fluids which locally silicified and brecciated the limestone and in the last stages introduced silica-rich fluids into fractures and zones of weakness in Mesozoic and Paleozoic rocks.

Mineralization

Gold and silver occur on the AAV 1-9 claims in at least two distinct styles of mineralization. Precious metal values to date have occurred in two types of quartz veins:  (1) quartz veins up to 6 feet wide in granite and metasedimentary / metavolcanic rocks, and (2) narrow quartz and/or quartz-calcite veins in limestones, quartzites and schists; and argentiferrous tetrahedrite (silver mineral) occurs disseminated in siliceous pyritic schist.

Quartz veins in the first group have a general northwest orientation and are continuous over long distances.  The Gold Reef vein is considered a typical example, and has been traced by underground workings, and surface pits for over 1000 feet where the average width has been 5 feet.

Quartz and quartz-calcite veins appear less continuous and have more random orientations; and are generally spatially related to Eocene intrusive rocks.

Alteration and accessory minerals present around the vein systems include clays (kaolinite, alunite) black and green chalcedonic breccias, fluorite, barite, pyrite and hematite.  Carbonatization is common in andesitic rocks near veins; and carbonatization and massive chloritization are present in the shear zones in andesitic rocks.

Geological Assessment Report and Proposed Budget for AAV 1-9 Claims Work

Iscis Holdings (the former owner of the property) retained Mr. W. Timmins, a Professional Engineer, to complete an initial evaluation of the property and to prepare a geological plan of action. Based upon his initial review of our property, Mr. Timmins has recommended that our claim does warrant further exploration. Mr. Timmins has recommended a two phase plan of initial exploration.

Initially, a detailed boulder sampling survey in order to determine mineralized trends and further enhance the data base on the presently known mineralized areas and delineate areas for additional detailed work. Further work consisting of a diamond drill program will be dependant on the results of this program.

                                                                                                Cost
Phase I             Geological boulder trend Sampling                    $    5,000
                        Assaying Travel                                                $    5,000
                                                            Phase I Total                $  10,000

Phase II           Geological Mapping                                          $     5,000
                        Geophysical Surveying                                      $   10,000
                                                            Phase II Total               $   15,000
                                                                                                =======
                                                            Grand Total                  $   25,000

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in the Yukon Territory specifically. During the first two phases of our exploration program there will not be any significant disturbances to the land surface and hence, no government approval is required.

For any work undertaken on our property we will be responsible for sustaining the cost of any reclamation and remediation costs needed if commercial extraction does commence. Commercial extraction refers to the establishment of a mineral reserve for its extraction through mining operations. The vast majority of this commercial extraction development will occur following Phases I and II of our plan described above.

As we do not know the extent of the exploration program that we will be undertaking, we cannot estimate the cost of the remediation and reclamation that will be required. Hence, it is impossible at this time to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered.

Upon entry into commercial production, due to the increased environmental impact, the cost of complying with permit and environmental laws will be greater than in the previous phases. At this stage, permits and regulations will regulate much of our production program to limit environmental impact. Some examples of regulatory requirements that may be encountered include but are not limited to:

  An impact report on the local flora and fauna;
  Any water discharged will have to meet water standards;
  Monitoring of ground water to ensure no/minimal contamination;
  All material to be left on the surface will need to be environmentally benign; and
  The socio-economic impact will have to be evaluated and re-mediated if deemed negative.

Before we can commence the production phase we would need to submit an application to commence mining operations. This application would then be reviewed by a project committee. This committee will ultimately advise the government as to whether our application should be approved or rejected. This process may involve steps such as consulting public and other interested parties for comments or the request of additional information from us. The length of time and cost of this process is dependant upon the size of the proposed mining operation, among other factors.

Employees

We have no employees, other than our executive officers, as of the time of this prospectus. We intend to retain geologists and consultants on a contract basis to conduct the work programs on our property to carry out our plan of operations.

Research and Development Expenditures

Since the time of our incorporation we have not incurred any research or development expenditures.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Reports to Security Holders

Currently we are not required to provide annual reports to security holders. However, shareholders as well as the general public may view or download copies of all of our filings with the SEC online, including but not limited to, annual reports, quarterly reports as well as all other reports required under the Securities Exchange Act of 1934. These reports will be made available on the SEC website at www.sec.gov by performing a search of our electronic filings. We will not be a reporting issuer with the SEC until our registration statement on form SB-2 is declared effective.

Management’s Discussion and Analysis or Plan of Operation

Plan of Operations

Over the next year our plan of operations is to complete the following objectives within the specified time periods, subject to our obtaining the necessary funding for the continued exploration of our property:

  We plan to conduct phase one of our recommended exploration program on our property. As previously outlined in the ‘Description of Business’ section, phase one will consist of geological boulder trend Sampling. This phase will commence in the next three months, but the exact time is dependant on the availability of personnel and equipment. This phase is expected to cost about $10,000.
  If the results of phase one should warrant it, we intend to continue with phase two of our recommended exploration program, geological mapping and geophysical surveying. This phase is expected to cost about $15,000. We may need to raise additional funding in order to conduct this phase. If we do obtain the funding necessary, we anticipate that this phase would begin in the late fall of 2006.
  If further exploration should be warranted upon completion of phase two, we will continue along this path. This third phase is expected to cost over $100,000. This phase could be commenced as early as fall 2006 but it is not known how long it would continue. This would be based exclusively on how lucrative the mineral findings are in phase two.
  We anticipate spending approximately $2,000 monthly in ongoing general and administrative expenses over the next year. These expenses will consist primarily of the professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as general transfer agent fees, annual mineral claim fees and general office expenses.
  We owe Iscis Holdings Ltd. an additional $20,000 on or before September 30, 2006.
  We anticipate spending approximately $25,000 in the preparation of this offering. These expenses will consist primarily of the professional fees relating to the completion of this offering.

As of June 30, 2006, we had cash reserves of $63,813 and as of August 9, 2006, we had cash reserves of approximately $60,000. We anticipate this to be enough to cover the costs of phase one of exploration, to pay Iscis Holdings and to pay for a significant portion of the costs of this offering as well as general and administrative expenses over the next year. However, our ability to complete phase two of the recommended work program and to pay for any additional exploration work or other expenses will be subject to us obtaining additional financing as these expenditures will exceed our available cash reserves.  During the year following this the date of this registration statement, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be a feasible alternative as we do not have enough tangible assets to secure any debt financing. We anticipate that additional financing will be equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund phase two of our exploration program or any of our other expenses. In the absence of such financing, we will not be able to continue exploration of our mineral claims and our business plan will fail. Even if we are successful in obtaining equity financing to fund phase two of our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims. If we do not continue to obtain additional financing, we will be forced to abandon our mineral claims and our plan of operations.

Should such a situation arise, we may consider entering into a joint venture arrangement to provide the required funding to continue our development of our mineral claims. We have not undertaken any efforts to locate a joint venture partner for the mineral claims. Even if we elected to pursue a joint venture partner, there is no assurance that any other party would want to enter into a joint venture agreement with us. If we entered into a joint venture agreement, we would likely have to assign a percentage of our interest in our mineral claims to our joint venture partner.

Going Concern

We have not attained profitable operations and are dependant upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they are concerned that we will not be able to continue as a going concern.

Future Financing

We anticipate continuing to rely on equity sales of our common stock to finance our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned exploration activities.

Description of Properties

Our executive offices are located at 3550 Quesnel Drive, Vancouver, B.C., Canada V6L 2W6. Our president provides this office space rent-free.  We also have 9 mineral claims in the Yukon Territory, as described above under Description of Business.

Certain Relationships and Related Transactions

Except as described below, none of the following parties has, in the last two years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
  Any member of the immediate family of any of the above person.

Office Space Arrangement

Our president provides our office space, located at 3550 Quesnel Drive, Vancouver, B.C., Canada V6L 2W6, rent-free.

Agreement with Iscis Holdings Ltd.

On March 4, 2006, we entered into a mineral property purchase agreement with Iscis Holdings Ltd., whereby they sold to us 100% right, title and interest in the mineral title “AAV 1-9 Claims” in the Whitehorse Mining District of the Yukon Territory. Iscis Holdings Ltd. is owned by Ivan Walsh, who is one of our shareholders and the brother of our secretary, Jason Walsh.

As a part of our purchase agreement with Iscis Holdings Ltd. we entered into a net smelter return royalty agreement. The terms of this agreement outline that Iscis Holdings Ltd. is entitled to a royalty payment equal to 3% of the net smelter returns.

Private Placement Transaction

We completed an offering for 1,700,000 units in March 2006, to 8 shareholders. Each “unit” consisted of one share of our common stock and one warrant to purchase an additional share of our common stock for $0.15 prior to March 31, 2007. The units were issued at a price of $0.05 per unit and the total amount received was $85,000.

Shane Ivancoe, one of our Directors, purchased 400,000 units in this offering and is a selling shareholder hereunder.  See the section entitled “Selling Security Holders” above.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for quotation of our common stock on the Over the Counter (OTC) Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize.

Holders of Our Common Stock

As of the date of this prospectus, we have 47 registered shareholders.

Rule 144 Shares

A total of 3,700,000 shares of our common stock could be available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act. In general, under Rule 144, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

  1% of the number of shares of the company’s stock then outstanding which, in our case, will equal approximately 59,000 shares as of the date of this prospectus; or
  The average weekly trading volume of the company’s stock during the four calendar weeks preceding the filing of a notice on form 144with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule144 (k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, 3,145,000 of our shares could be available for resale to the public in accordance with the requirements of Rule 144(k) of the Securities Act.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Options, Warrants and Other Convertible Securities

There are 1,700,000 warrants outstanding, each allowing the holder to purchase one share of our common stock for $.15.  Other than those warrants, we do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into shares of our common stock.  The 1,700,000 warrants expire on March 31, 2007.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:
  We would not be able to pay our debts as they become due in the usual course of business; or
  Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

As of the date of this prospectus, we have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

For our last three fiscal years ended September 30, 2005, 2004 and 2003, our officers and directors have received no form of compensation for their work.  We agreed to pay our secretary, Jason Walsh, $1,000 per month beginning April 2006.

Stock Option Grants

We have not granted any stock options to our executive officer since our inception.

Consulting Agreements

We do not have any employment or consulting agreement with any officer or director.

Changes In and Disagreements with Accountants
On Accounting and Financial Disclosure

In the last two years, we have had no changes in or disagreements with our accountants.

Financial Statements

We have attached to this prospectus copies of our audited consolidated financial statements for the years ended September 30, 2005 and 2004, including the notes to those financial statements and the unaudited interim consolidated financial statements for the nine month period ended June 30, 2006 including the notes to those financial statements.

Scout Exploration, Inc.
(Formerly Virtual Curricula Corp.)

(a Development Stage Enterprise)

Interim Financial Statements
(unaudited)

(presented in US dollars)

June 30, 2006

Scout Exploration, Inc.
(formerly Virtual Curricula Corp.)
(a Development Stage Enterprise)

Financial Statements
(unaudited)
(presented in US dollars)

June 30, 2006

Interim Statements of Operations and Deficit                                                                                            3

Interim Balance Sheets                                                                                                                            4

Interim Statements of Stockholders’ Equity (Deficit)                                                                                5

Interim Statements of Cash Flows                                                                                                           6

Notes to the Interim Financial Statements                                                                                           7 - 9

                                                                                                                                                                2

Scout Exploration, Inc.
(formerly Virtual Curricula Corp.)
(a Development Stage Enterprise)

Interim Statements of Operations and Deficit
(Unaudited) (presented in US dollars)

Cumulative, Inception February 1, 1999 to June 30,	For the three months ended June 30,		For the nine months ended June 30,
2006	2006	2005	2006	2005

Administrative expenses
Accounting and audit	$ 17,752	$ 1,277	$ 1,500	$ 7,777	$ 1,500
Bank charges and interest	1,081	91	38	186	114
Consulting fees	675	675	-	675	-
Director’s fees	2,000	2,000	-	2,000	-
Dues and fees	1,552	637	-	762	125
Legal	11,470	4,495	-	4,495	-
Magazine rights	5,100	-	-	-	-
Management fees	35,575	750	750	2,250	2,250
Property expenditures	5,000	-	-	5,000	-
Transfer agent	4,827	2,063	-	2,063	-

	85,032	11,988	2,288	25,208	3,989

Loss for the period	(85,032)	(11,988)	(2,288)	(25,208)	(3,989)

Deficit, beginning of period	-	(73,044)	(50,749)	(59,824)	(49,048)

Deficit, accumulated during the development stage	$ (85,032)	$ (85,032)	$ (53,037)	$ (85,032)	$ (53,037)

Basic and diluted loss per share		$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)

Basic and diluted weighted average shares outstanding		3,700,000	3,700,000	3,700,000	3,700,000

                                                                                                                                                                3

Scout Exploration, Inc.
(formerly Virtual Curricula Corp.)
(a Development Stage Enterprise)

Interim Balance Sheets
(Unaudited) (Presented in US dollars)

                                                                                                                     June 30,        September 30,
                                                                                                                           2006                      2005

Assets

Current
Cash	$ 63,813	$ 1,776

Liabilities

Current
Accounts payable and accrued liabilities	$ 26,745	$ 24,500

Stockholders’ Equity (Deficit)

Preferred stock $0.01 par value
1,000,000 shares authorized
No shares issued	-	-

Common stock, $0.001 par value
50,000,000 shares authorized
3,700,000 shares issued	3,700	3,700

Subscriptions received in advance (note 3)	85,100	100

Additional paid in capital	33,300	33,300

Deficit accumulated during the development stage	(85,032)	(59,824)

	37,068	(22,724)

	$ 63,813	$ 1,776

Approved by the Sole Director:

_____________________________ Director

                                                                                                                                                                 4

Scout Exploration, Inc.
(formerly Virtual Curricula Corp.)
(a Development Stage Enterprise)

Interim Statement of Stockholders’ Equity (Deficit)
(Unaudited) (Presented in US dollars)

For the period from incorporation on February 1, 1999 through June 30, 2006

	Number of shares	Par value	Additional Paid in Capital	Subscriptions received in advance	Deficit Accumulated During the Development Stage	Total

Balance February 1, 1999	-	$ -	$ -	$ -	$ -	$ -

Subscriptions received in advance (note 6)	-	-	-	37,100	-	37,100
Net loss for the period	-	-	-	-	(32,002)	(32,002)

Balance September 30, 1999	-	-	-	37,100	(32,002)	5,098
Net loss for the year	-	-	-	-	(3,829)	(3,829)

Balance September 30, 2000	-	-	-	37,100	(35,831)	1,269
November 1, 2000 issue common shares for subscriptions received in advance (note 6)	3,700,000	3,700	33,300	(37,100)	-	-
Net loss for the year	-	-	-	-	(3,754)	(3,754)

Balance September 30, 2001	3,700,000	3,700	33,300	100	(39,585)	(2,458)
Net loss for the year	-	-	-	-	(3,216)	(3,216)

Balance September 30, 2002	3,700,000	3,700	33,300	100	(42,801)	(5,701)
Net loss for the year	-	-	-	-	(3,120)	(3,120)

Balance September 30, 2003	3,700,000	3,700	33,300	100	(45,921)	(8,821)
Net loss for the year	-	-	-	-	(3,127)	(3,127)

Balance September 30, 2004	3,700,000	3,700	33,300	100	(49,048)	(11,948)
Net loss for the year	-	-	-	-	(10,776)	(10,776)

Balance September 30, 2005	3,700,000	3,700	33,300	100	(59,824)	(22,724)
Subscriptions received in advance (note 6)	-	-	-	85,000	-	85,000
Net loss for the period	-	-	-	-	(25,208)	(25,208)

Balance June 30, 2006	3,700,000	$ 3,700	$ 33,300	$ 85,100	$ (85,032)	$ 37,068

                                                                                                                                                                                         5

Scout Exploration, Inc.
(formerly Virtual Curricula Corp.)
(a Development Stage Enterprise)

Interim Statements of Cash Flows
(Unaudited) (Presented in US dollars)

Cumulative, Inception February 1, 1999 to June 30,	For the three months ended June 30,		For the nine months ended June 30,
2006	2006	2005	2006	2005

Cash provided by (used for)

Operating activities
Loss for the period	$ (85,032)	$ (11,988)	$ (2,288)	$ (25,208)	$ (3,989)
Expenses settled by shares	100	-	-	-	-

Change in non-cash working capital items:
Accounts payable and accrued liabilities	26,745	(5,755)	2,250	2,245	3,750

	(58,187)	(17,743)	(38)	(22,963)	(239)

Financing activity
Subscriptions received in advance for shares subsequently issued	122,000	30,000	-	85,000	-

Increase (decrease) in cash during the development stage	63,813	12,257	(38)	62,037	(239)

Cash, beginning of period	-	51,556	1,851	1,776	2,052

Cash, end of period	$ 63,813	$ 63,813	$ 1,813	$ 63,813	$ 1,813

Supplemental cash flow information

Interest paid	$ -	$ -	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -	$ -	$ -

Non-cash transactions
Financing
Issuance of shares	$ 3,700	$ -	$ -	$ -	$ -
Additional paid in capital	33,300	-	-	-	-
Subscriptions received in advance	(37,000)	-	-	-	-
Shares to be issued for magazine rights	100	-	-	-	-

                                                                                                                                                                 6

Scout Exploration, Inc.
(formerly Virtual Curricula Corp.)
(a Development Stage Enterprise)

Notes to the Interim Financial Statements
(Unaudited) (Presented in US dollars)

June 30, 2006

1.       Nature of Operations

The company was incorporated in the State of Nevada on February 1, 1999.  The company was engaged in the business of designing, developing and marketing educational products for children, adults, business people, as well as new language learners.  On April 10, 2006 the Company changed its name to Scout Exploration, Inc.  The Company is now in the business of the exploration, development and exploitation of resources properties, under the agreement disclosed in note 4.

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern.  Accordingly, they do not give effect to adjustment that would be necessary should the company be unable to continue as a going concern and therefore be required to realize its assets and retire its liabilities in other than the normal course of business and at amounts different from those in the accompanying financial statements. The company’s ability to continue as a going concern is dependent upon achieving profitable operations and/or upon obtaining additional financing. The outcome of these matters can not be predicted at this time.

For US reporting requirements, the accompanying interim financial statements have been adjusted as of June 30, 2006 as required by Item 310(b) of Regulation S-B to include all adjustments which, in the opinion of management, are necessary in order to make the financial statements not misleading.

2.       Significant Accounting Policies

a)       Development stage company

The company is considered to be in the Development stage as defined in Statement of Financial Accounting Standards No. 7.

b)       Natural resource properties

Natural resource properties consist of exploration and mining concessions, options and contracts.  Acquisitions, leasehold costs and exploration costs are expensed as incurred until an independent feasibility study has determined that the property is capable of economic commercial production.

c)       Foreign currency translation

Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction. Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year.  Amortization is converted using rates prevailing at dates of acquisition. Gains and losses from foreign currency translation are included in the statements of loss.

d)       Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

                                                                                                                                                                7

Scout Exploration, Inc.
(formerly Virtual Curricula Corp.)
(a Development Stage Enterprise)

Notes to the Interim Financial Statements
(Unaudited) (Presented in US dollars)

June 30, 2006

2.       Significant Accounting Policies (continued)

e)       Financial instruments

All significant financial assets, financial liabilities and equity instruments of the company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.  Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

f)       Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the period.

The company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the year.

g)      Income taxes

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

3.       Subscriptions received in advance

a)	The issuance of 100,000 common shares for $100 as part of the consideration for the acquisition of US business rights to a magazine remains outstanding.

b)	During the 9 months ended June 30, 2006 the Company signed subscription agreements for the issuance of 1,700,000 units at a price of $0.05 per unit. Each unit to be comprised of one common share and one non-transferable share purchase warrant for the purchase of an additional common share for a period of one year at an exercise price of $0.15. Subscriptions totalling $85,000 were collected to June 30, 2006.

4.       Resource Property

On March 4, 2006 the company signed a letter of agreement with a non-arms length private Canadian Corporation for a 100% interest in and to the AVA 1-9 Mineral Claims situated in the Whitehorse Mining District of the Yukon Territory, Canada.  Consideration for the acquisition will be cash payment of $5,000 by June 30, 2006 (paid) and $20,000 on or before September 30, 2006, and the issuance of 500,000 common shares of the company.  The Vendor will retain 3% net smelter royalty, up to 2% of which can be re-purchased for $2,000,000.

                                                                                                                                                                8

Scout Exploration, Inc.
(formerly Virtual Curricula Corp.)
(a Development Stage Enterprise)

Notes to the Financial Statements
(Unaudited) (Presented in US dollars)

June 30, 2006

5.       Income Tax

The Company has available non-capital losses for income tax purposes, which may be carried forward to reduce taxable income in future years.  If not utilized, the non-capital losses expire, as follows:

2006	$32,002
2007	3,829
2008	3,754
2009	3,216
2010	3,120
2014	3,127
2015	10,776

$59,824

Future tax benefits related to the above have not been recorded due to uncertainty regarding their utilization.

6.       Related Party Transaction

During the 1999, the President of the Company purchased 370,000 common shares from treasury for cash of $3,700. These shares were issued during fiscal 2001.

7.       Equity Transactions

In fiscal 1999, $37,000 in cash was received for 3,700,000 shares to be issued to 39 investors.  These shares were issued during fiscal 2001.

                                                                                                                                                                9

Virtual Curricula Corp.

(a Development Stage Enterprise)

Financial Statements

(presented in US dollars)

September 30, 2005

Virtual Curricula Corp.
(a Development Stage Enterprise)

Financial Statements
(presented in US dollars)

September 30, 2005

Report of Independent Registered Public Accounting Firm                                                           3

Statements of Operations and Deficit                                                                                           4

Balance Sheets                                                                                                                            5

Statements of Stockholders’ Equity (Deficit)                                                                                 6

Statements of Cash Flows                                                                                                            7

Notes to the Financial Statements                                                                                         8 - 10

                                                                                                                                                    2

Report of Independent Registered Public Accounting Firm

To the Shareholders of
Virtual Curricula Corp.
(a Development Stage Enterprise)

We have audited the balance sheets of Virtual Curricula Corp. (a Development Stage Enterprise) as at September 30, 2005 and 2004 and the statements of operations and deficit, stockholders’ equity (deficit), and cash flows for the periods from incorporation on February 1, 1999 through September 30, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2005 and 2004 and the results of its operations and its cash flows for the periods from incorporation on February 1, 1999 through September 30, 2005 in accordance with U.S. generally accepted accounting principles.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to financial statements, the Company is in the development stage, and has no permanently established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations.  These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada.
December 21, 2005                                                                              Chartered Accountants

                                                                                                                                                    3

Virtual Curricula Corp.
(a Development Stage Enterprise)

Statements of Operations and Deficit
(presented in US dollars)

Cumulative, from Inception on February 1, 1999 to September 30,	For the Year ended September 30,
2005	2005	2004

Administrative expenses
Accounting and audit	$ 9,975	$ 7,500	$ -
Bank charges and interest	895	151	127
Magazine rights	5,100	-	-
Dues and fees	790	-	-
Legal	6,975	-	-
Management fees	33,325	3,125	3,000
Transfer agent	2,764	-	-

	59,824	10,776	3,127

Loss for the period	(59,824)	(10,776)	(3,127)

Deficit, beginning of period	-	(49,048)	(45,921)

Deficit, accumulated during the development stage	$ (59,824)	$ (59,824)	$ (49,048)

Basic and diluted loss per share	$ (0.022)	$ (0.003)	$ (0.001)

Basic and diluted weighted average shares outstanding		3,700,000	3,700,000

                                                                                                                                                   4

Virtual Curricula Corp.
(a Development Stage Enterprise)

Balance Sheets
(presented in US dollars)

September 30,                                                                               2005                    2004

Assets

Current
Cash	$ 1,776	$ 2,052

Liabilities

Current
Accounts payable and accrued liabilities	$ 24,500	$ 14,000

Stockholders’ Equity (Deficit)

Preferred stock $0.01 par value
1,000,000 shares authorized
No shares issued	-	-

Common stock, $0.001 par value
50,000,000 shares authorized
3,700,000 shares issued	3,700	3,700

Subscriptions received in advance (note 3)	100	100

Additional paid in capital	33,300	33,300

Deficit accumulated during the development stage	(59,824)	(49,048)

	(22,724)	(11,948)

	$ 1,776	$ 2,052

Approved by the Sole Director:

_____________________________ Director

                                                                                                                                                   5

Virtual Curricula Corp.
(a Development Stage Enterprise)

Statements of Stockholders’ Equity (Deficit)
(presented in US dollars)

For the period from incorporation on February 1, 1999 through September 30, 2005

	Number of shares	Par value	Additional Paid in Capital	Subscriptions received in advance	Deficit Accumulated During the Development Stage	Total

Balance February 1, 1999	-	$ -	$ -	$ -	$ -	$ -
Subscriptions received in advance (note 6)	-	-	-	37,100	-	37,100
Net loss for the period	-	-	-	-	(32,002)	(32,002)

Balance September 30, 1999	-	-	-	37,100	(32,002)	5,098
Net loss for the year	-	-	-	-	(3,829)	(3,829)

Balance September 30, 2000	-	-	-	37,100	(35,831)	1,269
November 1, 2000 issue common shares for subscriptions received in advance (note 6)	3,700,000	3,700	33,300	(37,000)	-	-
Net loss for the year	-	-	-	-	(3,754)	(3,754)

Balance September 30, 2001	3,700,000	3,700	33,300	100	(39,585)	(2,458)
Net loss for the year	-	-	-	-	(3,216)	(3,216)

Balance September 30, 2002	3,700,000	3,700	33,300	100	(42,801)	(5,701)
Net loss for the year	-	-	-	-	(3,120)	(3,120)

Balance September 30, 2003	3,700,000	3,700	33,300	100	(45,921)	(8,821)
Net loss for the year	-	-	-	-	(3,127)	(3,127)

Balance September 30, 2004	3,700,000	3,700	33,300	100	(49,048)	(11,948)
Net loss for the year	-	-	-	-	(10,776)	(10,776)

Balance September 30, 2005	3,700,000	$ 3,700	$ 33,300	$ 100	$ (59,824)	$ (22,724)

                                                                                                                                                                                     6

Virtual Curricula Corp.
(a Development Stage Enterprise)

Statements of Cash Flows
(presented in US dollars)

Cumulative, from Inception on February 1, 1999 to September 30,	For the Year ended September 30,
2005	2005	2004

Cash provided by (used for)

Operating activities
Loss for the period	$ (59,824)	$ (10,776)	$ (3127)
Expenses settled by shares	100	-	-

Change in non-cash working capital items:
Accounts payable and accrued liabilities	24,500	10,500	(3,000)

	(35,224)	(276)	(127)

Financing activity
Subscriptions received in advance for shares
subsequently issued	37,000	-	-

Increase (decrease) in cash during the development stage	1,776	(276)	(127)

Cash, beginning of period	-	2,052	2,179

Cash, end of period	$ 1,776	$ 1,776	$ 2,052

Supplemental cash flow information

Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

Non-cash transactions
Financing
Issuance of shares	$ 3,700	$ -	$ -
Additional paid in capital	33,300	-	-
Subscriptions received in advance	(37,000)	-	-
Shares to be issued for magazine rights	100	-	-

                                                                                                                                                    7

Virtual Curricula Corp.
(a Development Stage Enterprise)

Notes to the Financial Statements
(presented in US dollars)

September 30, 2005

1.       Nature of Operations

The company was incorporated in the State of Nevada on February 1, 1999.  The company is engaged in the business of designing, developing and marketing educational products for children, adults, business people, as well as new language learners. This will be facilitated through an integration of software, CD ROM’s and, a Virtual Curricula website on the Internet offering graduated educational programs associated with a live chat room.

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern.  Accordingly, they do not give effect to adjustment that would be necessary should the company be unable to continue as a going concern and therefore be required to realize its assets and retire its liabilities in other than the normal course of business and at amounts different from those in the accompanying financial statements. The company’s ability to continue as a going concern is dependent upon achieving profitable operations and/or upon obtaining additional financing. The outcome of these matters can not be predicted at this time.

2.       Significant Accounting Policies

a)      Development stage company

The company is considered to be in the Development stage as defined in Statement of Financial Accounting Standards No. 7.

b)      Foreign currency translation

Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction. Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year.  Amortization is converted using rates prevailing at dates of acquisition. Gains and losses from foreign currency translation are included in the statements of loss.

c)       Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the period.

The company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the year.

d)      Financial instruments

All significant financial assets, financial liabilities and equity instruments of the company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.  Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

                                                                                                                                                    8

Virtual Curricula Corp.
(a Development Stage Enterprise)

Notes to the Financial Statements
(presented in US dollars)

September 30, 2005

2.      Significant Accounting Policies (continued)

e)      Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

f)       Income taxes

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

g)       Recent accounting pronouncements

In May 2003, the FASB issued SFAS No. 150, "Accounting for certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS 150 requires that certain financial instruments issued in the form of shares that are mandatorily redeemable as well as certain other financial instruments be classified as liabilities in the financial statements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003.

In addition, the FASB and Emerging Issues Task Force ("EITF") have issued a variety of interpretations including the following interpretations with wide applicability:

Financial Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities", which addresses the consolidation of variable interest entities (formerly referred to as "SpecialPurpose Entities"). The Interpretation is generally in effect for interim or annual periods beginning after December 15, 2003.

In November 2002, the EITF reached a consensus on Issue 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). This consensus addresses issues related to separating and allocating value to the individual elements of a single customer arrangement involving obligations regarding multiple products, services, or rights which may be fulfilled at different points in time or over different periods of time. EITF 00-21 guidance is applicable for arrangements entered into in fiscal periods beginning after June 15, 2003.

The adoption of these new pronouncements is not expected to have a material effect on the company’s financial position or results of operations.

3.       Subscriptions received in advance

The Issuance of 100,000 common shares for $100 as part of the consideration for the acquisition of US business rights to a magazine remains outstanding.

                                                                                                                                                   9

Virtual Curricula Corp.
(a Development Stage Enterprise)

Notes to the Financial Statements
(presented in US dollars)

September 30, 2005

4.       Income Tax

The Company has available non-capital losses for Canadian Income tax purposes, which may be carried forward to reduce taxable income in future years.  If not utilized, the non-capital losses expire, as follows:

2006	$32,002
2007	3,829
2008	3,754
2009	3,216
2010	3,120
2014	3,127
2015	10,776

$59,824

Future tax benefits related to the above have not been recorded due to uncertainty regarding their utilization.

5.       Related Party Transaction

During the 1999, the President of the Company purchased 370,000 common shares from treasury for cash of $3,700. These shares were issued during fiscal 2001.

6.       Equity Transactions

In fiscal 1999, $37,000 in cash was received for 3,700,000 shares to be issued to 39 investors.  These shares were issued during fiscal 2001.

                                                                                                                                                   10

UNTIL __________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Officers and Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and
b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

a) Is not liable pursuant to NRS 78.138; or
b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or

2

other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

a) Is not liable pursuant to NRS 78.138; or
b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Article V of our Articles provides that to the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, no director or officer of our company shall be liable to us or to our stockholders for damages for breach of fiduciary duty as a director or officer.

Article VI of our Articles provides that we shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was our director or officer, he is or was serving at the request of us as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise.  We shall also indemnify any person who is serving or has served our company as a director, officer, employee, or agent of the corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

Our Bylaws

Our bylaws provide that to the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, we shall indemnify our directors and officers, including payment of expenses as they are incurred and in advance of the final disposition of any action, suit, or proceeding.  Employees, agents, and other persons may be similarly indemnified by us, including advancement of expenses, in such case or cases and to the extent set forth in a resolution or resolutions adopted by our Board of Directors.

Our bylaws further provide that to the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, we may purchase and maintain insurance and make other financial arrangements on behalf of any person who is or was our director, officer, employee, or agent, or is or was serving at the request of us as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against such person and liability and expense incurred by such person in its capacity as a director, officer, employee, or agent, or arising out of such person’s status as such, whether or not we have the authority to indemnify such person against such liability and expenses.

3

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are outlined below:

Securities and Exchange Commission Registration Fee	$ 9
Transfer Agent Fees	$ 1,500
Accounting and Auditing Fees	$ 5,000
Legal Fees	$15,000
Edgar Filing Fees	$ 2,000
Total:	$23,509

With the exception of the SEC registration fee, all amounts are estimates.

We are paying all the expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, shall be paying any other expenses incurred in the selling of their common stock.

Recent Sales of Unregistered Securities

We completed an offering for 1,700,000 units in March 2006, to 8 shareholders. Each “unit” consisted of one share of our common stock and one warrant to purchase an additional share of our common stock for $0.15 prior to March 31, 2007. These are the same shareholders outlined in the ‘Selling Security Holders’ section of this prospectus. The units were issued at a price of $0.05 per unit and the total amount received was $85,000.

On March 4, 2006, we entered into a mineral property purchase agreement with Iscis Holdings Ltd., whereby they sold to us 100% right, title and interest in the mineral title “AAV 1-9 Claims” in the Whitehorse Mining District of the Yukon Territory. The initial purchase price of $5,000 was remitted to Iscis Holdings Ltd. and we also issued them 500,000 shares of our common stock.

In all of the offerings, we relied upon Regulation S as an exemption from the registration requirements of the Act. The facts supporting the availability of Regulation S for these offerings were that:

1) The offer and sale was not made to any U.S. persons or for the account or benefit of U.S. persons;

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2) Each purchaser certified that he or she was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;
3) Each purchaser agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration;

All offers and sales in connection with the shares sold pursuant to Regulation S were made in offshore transactions as defined by Regulation S. There were no direct selling efforts in the United States.

Exhibits

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation
3.2	Certificate of Amendment
3.3	Bylaws of the Corporation
5.1	Opinion and Consent of Stepp Law Group, a professional corporation
10.1	Iscis Holdings Ltd. Mineral Property Purchase Agreement
23.1	Consent of MacKay LLP, Independent Registered Accounting Firm
23.2	Consent of W. Timmins, P.Eng.
24.1	Power of Attorney (included on signature page of Registration Statement)
99.1	Geological Report on the Wheaton River Property

Undertakings

The undersigned registrant hereby undertakes:

Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, B.C., Canada on August 9, 2006.

SCOUT EXPLORATION, INC.

By:      /s/ Kathleen Scalzo_____________________
            Kathleen Scalzo
            President, Treasurer and Director

Power of Attorney

The undersigned directors and officers of Scout Exploration, Inc. hereby constitute and appoint Kathleen Scalzo, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                          TITLE                                                    DATE

                                                                President, Treasurer and Director           August 9, 2006
_/s/ Kathleen Scalzo____________
Kathleen Scalzo

                                                                Secretary                                               August 9, 2006
_/s/ Jason Walsh______________
Jason Walsh

                                                                Director                                                 August 9, 2006
_/s/ Shane Ivancoe____________
Shane Ivancoe

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